ASSIGNMENT AGREEMENT

Between

PUNA LITIHIUM CORPORATION

- and -

LI3 ENERGY, INC.

Dated as of March 12, 2010

TABLE OF CONTENT

1.	INTERPRETATION	4
1.1	Definitions	4
1.2	Interpretation Clauses	5
2	ASSIGNMENT	6
3	CONSIDERATION	6
3.1	Price	6
3.2	Adjustment	6
3.3	Restrictions	6
3.4	Taxes	6
4.	ASSIGNOR’S REPRESENTATIONS AND WARRANTIES	6
4.1	Representations and Warranties	6
4.2	Representations and Warranties are of the Essence	10
4.3	Representations and Warranties to survive	10
5.	ASSIGNEE’S REPRESENTATIONS AND WARRANTIES	10
6.	NOTICE AND CONSENT	11
7.	CONDITIONS FOR PAYMENT	11
8.	INDEMNIFICATION	11
9.	CONFIDENTIALITY	11
10.	FURTHER ACTS	12
11.	NOTICE	12
12.	GOVERNING LAW	13
13.	JURISDICTION	13
14.	MISCELLANEOUS	13
14.1	Expenses	13
14.2	Entire Agreement	13
14.3	Severability	13
14.4	Waiver	13
14.5	Amendment to be in Writing	13
14.6	Counterparts	13

	Annex “A” – Letter of Intent I
	Annex “B” – Letter of Intent II
	Annex “C” – Puna Letter of Intent
	Annex “D” – Notice
	Annex “E” – Escrow Agreement

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is made as of the 12th day of March, 2010

Between:

PUNA LITIHIUM CORPORATION
a corporation formed under the laws of the Province of Ontario, Canada.

(hereinafter called "Assignor")

- and -

LI3 ENERGY, INC.,
a corporation formed under the laws of Nevada

(hereinafter called "Assignee")

RECITALS

(a)
Lacus Minerals S.A. (“Lacus”) beneficially owns hundred percent (100%) interest in the Lacus Properties (as defined herein) known as the Centenario Brine, the Rincon Brine and Pocitos, all located in the region of Puna, Argentina.

(b)	Notoenergy S.A. (“Noto”) beneficially owns a one hundred percent (100%) interest in the Noto Properties (as defined herein) known as the Cauchari brines, located in the region of Puna, Argentina.

(c)	Assignor entered into a letter of intent dated November 23rd, 2009 with (i) Lacus and (ii) Noto Shareholders (as defined herein), attached hereto as Annex “A” (the "Letter of Intent I"), pursuant to:

(i)
In connection with Lacus: the negotiation of a certain option and joint venture agreement whereby (1) Lacus would grant to Assignor three options to acquire up to an aggregate of eighty five per cent (85%) interest in the Lacus Properties, and (2) Assignor and Lacus would develop Lacus Properties under the joint venture;

(ii)	In connection with Noto Shareholders: the acquisition of Noto shares by Assignor.

(d)
Assignor, Lacus and Assignee entered into a binding letter agreement dated January 8th, 2010, attached as Annex “B” hereto (the "Letter of Intent II", and together with the Letter of Intent I, the “LOIs”), pursuant to which the parties thereunder agreed that certain salars defined therein constitutes an area of mutual interest between each of Assignor, Assignee and Lacus.

(e)
Assignor and Assignee have entered into a binding offer letter dated November 24th, 2009, attached as Annex “C” hereto (the “Puna Letter of Intent”), pursuant to which Assignee has agreed to acquire all of the issued and outstanding shares of Assignor, specifically bearing in mind the following assets of Assignor:

(i)	Assignor rights and obligations in connection with the Lacus Properties.

(ii)	Assignor rights and obligations in connection with the Noto Properties.

(iii)	Assignor rights and obligations in connection with the Chilean Properties (as defined herein)

(f)
Assignor and Assignee agreed on the Puna Letter of Intent to work together to determine the most efficient legal and tax structure for the acquisition of the properties by Assignee, and have concurred that the most efficient method for purposes acquiring the Argentine Properties (as defined herein) is the assignment of the LOIs from Assignor to Assignee.

(g)
In connection with Recital (f) above, Assignor and Assignee have decided to partially terminate the Puna Letter of Intent regarding the terms and conditions related to the acquisition of the Argentine Properties, and have agreed that all rights and obligations between them in connection with the Argentine Properties will be governed by the terms and conditions set forth in this Assignment Agreement, provided that all terms and conditions set forth in the Puna Letter of Intent in connection with the Argentine Properties will be superseded by the terms and conditions set forth herein.

(h)
Notwithstanding the decision of the Parties to partially terminate the Puna Letter of Intent pursuant to Recital (g) above, the Parties’ rights and obligations under the Puna Letter of Intent regarding the acquisition by Assignee of Assignor’s interests in connection with the Chilean Properties will remain in full force and good standing.

(i)
Provided Recitals (g) and (h) above, the purchase price foreseen under Section II of the Puna Letter of Intent shall be deemed reduced to such amount resulting from subtracting the compensation paid under Section 3.1 hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Interpretation

1.1	Definitions. The following capitalized words have the meaning given to them below when used in this Assignment Agreement:

“Argentine Properties” means Lacus Properties and Noto Properties.

"Assignee" means LI3 Energy, INC.

“Assignment Agreement”: means this Assignment Agreement, including the recitals herein and the schedules hereto, all as amended from time to time.

"Assignor" means Puna Lithium Corporation

“Chilean Properties” means the salar properties located in the region of Puna, Chile, detailed as such in Schedule A to the Puna Letter of Intent.

"Closing Date" means the date on which the Lacus Properties are properly and validly recorded in the name of Lacus, and the parties to the Master Option Agreement proceed as specified in Section 12 thereto.

“Lacus” means Lacus Minerals S.A.

“Lacus Properties” means the mining properties granted through the concession regime of the Argentinean Mining Code, and identified under Schedule “A” to the Letter of Intent I, regarding which Lacus beneficially owns a one hundred percent (100%) interest.

"Letter of Intent I" has the meaning ascribed thereto in Recital (c) of this Assignment Agreement.

"Letter of Intent II" has the meaning ascribed thereto in Recital (d) of this Assignment Agreement.

“LOIs” has the meaning ascribed thereto in Recital (d) of this Assignment Agreement.

“Master Option Agreement” means a certain Master Option Agreement, dated as of the same date hereof, by and between Assignee and Lacus, pursuant to which Lacus granted to Assignee three options to acquire up to an aggregate of eighty five per cent (85%) interest in the Lacus Properties.

“Noto” means Notoenergy S.A.

“Noto Properties” means the mining properties granted through the concession regime of the Argentinean Mining Code, and identified under Schedule “C” to the Letter of Intent I, regarding which Noto beneficially owns a one hundred percent (100%) interest.

“Noto Shareholders” means Beatriz Vazquez Nístico and Daniel Boris Gordon.

“Parties” means Assignor and Assignee.

“Puna Letter of Intent” has the meaning ascribed thereto in Recital (e) of this Assignment Agreement.

“SEC” means the Securities and Exchange Commission of U.S.A

“Shares” has the meaning ascribed thereto in Section 3.1 of this Assignment Agreement.

“Transaction Documents” means any agreement, document, instrument or certificate to be executed in connection with the Master Option Agreement, including, but not limited to this Assignment Agreement and all remaining documents included as Schedules to the Master Option Agreement.

1.2	Interpretation Clauses. In this Assignment Agreement, unless the context otherwise requires:

(a)	headings and underlinings are for convenience only and do not affect the interpretation of this Assignment Agreement;

(b)	words importing the singular include the plural and vice versa;

(c)
the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Assignment Agreement shall refer to this Assignment Agreement as a whole and not to any particular provision of this Assignment Agreement;

(d)	a reference to a Section, Annex or Schedule is a reference to that Section of, or that Annex or Schedule to, this Assignment Agreement unless otherwise specified; and

(e)
the term “including” means “including without limitation” and any list of examples following such term shall in no way restrict or limit the generality of the word or provision in respect of which such examples are provided.

2.	ASSIGNMENT

The Assignor hereby assigns to the Assignee, and the Assignee accepts, all of Assignor’s right, title and interest in the LOIs and all benefits to be derived therefrom.

Once Lacus and Noto Shareholders have given their consent to the assignment pursuant to Section 6 hereof, Assignor will be released from any obligation and liabilities under the LOIs, which will be assumed by Assignee.

3.	CONSIDERATION

3.1
Price. The consideration for the Assignor assigning to the Assignee the Assignor’s interest in the LOIs shall be the issuance, at Closing Date, of 8,000,000 fully paid and non-assessable common shares (the “Shares”) in the capital of the Assignee as constituted on the date hereof, free and clear of all liens, charges, adverse interests or restrictions on resale other than pursuant to Section 3.3 herein and applicable U.S. securities laws.

3.2
Restrictions. The Shares shall be “restricted” securities within the meaning of Rule 144 under the U.S. Securities Act of 1933 and shall be held in escrow by Gottbetter & Partners, LLP, as escrow agents, as follows:

(a)	5,000,000 shares for a period of twelve (12) months commencing on the Closing Date; and

(b)	3,000,000 shares for a period of eighteen (18) months commencing on the Closing Date;

(c)	After the conclusion of the escrow period referred in Section 3.3(a) and 3.3(b) above, as applicable, the Shares will be eligible for resale in compliance with requirements of Rule 144.

3.3	Taxes. The compensation specified in this Section 3 comprises all taxes, wages, costs of any type and profit, including VAT if applicable, that are incidental to this Assignment Agreement.

4.	ASSIGNOR’S REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties. The Assignor represents and warrants to and covenants with the Assignee that:

(a)	the Assignor has full corporate power and capacity to enter into this Assignment Agreement and this Assignment Agreement has been validly authorized, executed and delivered by the Assignor;

(b)
the entering into and the performance of this Assignment Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the documents giving cause to the assignment by the Assignor, any shareholders’ or directors’ resolutions, or of any indenture, other agreement, written or oral, to which the Assignor may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Assignor is bound, or any statute or regulation applicable to the Assignor;

(c)	the Assignor is the lawful owner of, has good legal and beneficial title to, and has the right to assign its interest in the LOIs;

(d)	the LOIs are valid and subsisting agreements;

(e)	Assignor has duly and timely paid to Lacus the US$50,000.00 non refundable sum as of execution of the Letter of Intent I, and no sums or monies are owed thereunder to Lacus, Noto or Noto Shareholders;

(f)	there have been no defaults or acts by the Assignor under the LOIs which have or would permit Lacus or Noto Shareholders to terminate the LOIs;

(g)	to the best of the knowledge of the Assignor after due inquiry, the Argentine Properties are free and clear of all liens, charges, and encumbrances;

(h)
to the best of the knowledge of the Assignor after due inquiry, Lacus is the beneficial owner of and has the right to dispose of and to give good marketable title to the Assignee, in and to the Lacus’ Properties, free and clear of all liens, charges and encumbrances;

(i)	to the best of the knowledge of the Assignor after due inquiry, Noto is the beneficial owner of the Noto’s Properties;

(j)
to the best of the knowledge of the Assignor after due inquiry, Noto Shareholders are the record and beneficial owner of one hundred percent (100%) of Noto Shares, free and clear of all liens, charges and encumbrances.  Each Noto Shareholder has the power and authority to sell, transfer, assign and deliver such Noto Shares as provided under the LOIs, and such delivery will convey to Assignee good and marketable title to such Noto Shares, free and clear of all liens, charges and encumbrances;

(k)
there is no litigation, proceeding or investigation pending or threatened against the Assignor or, to the best of the knowledge of the Assignor after due inquiry, Lacus, Noto, Noto Shareholders, the LOIs or the Argentine Properties, nor does the Assignor know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect Lacus, Noto, Noto Shareholders, the LOIs or the Argentine Properties;

(l)
Assignor has been provided with a copy of the executed version of the Master Option Agreement, and Assignor expressly acknowledges herein that closing under the Master Option Agreement is subject to certain conditions detailed in Section 12 of the Master Option Agreement, which Assignor represent to know and accept.

(m)	Representations Relating to Assignor’s Acquisition of the Shares.

1.
The Assignor is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof.  The Assignor understands and acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  The Assignor further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the Shares.

2.	The Assignor understands that an active public market for Assignee Common Stock may not now exist and that there may never be an active public market for the Shares acquired under this Agreement.

3.
The Assignor either (i) is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act or (ii) is not a “U.S. Person” as defined in Regulation S as promulgated by the Securities and Exchange Commission under the Securities Act, and, in each case, shall submit to Assignee such further assurances of such status as may be reasonably requested by Assignee.

4.	The Assignor, if a non-U.S. Person, agrees that it is acquiring the Shares in an offshore transaction pursuant to Regulation S and hereby represents to Assignee as follows:

a.	Assignor is outside the United States when receiving and executing this Agreement;

b.
Assignor has not acquired the Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Shares; provided, however, that Assignor may sell or otherwise dispose of the Shares pursuant to registration of the Shares under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein;

c.
Assignor understands and agrees that offers and sales of any of the Shares prior to the expiration of a period of one year after the Closing Date (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom, and in each case only in accordance with all applicable securities laws;

d.
Assignor understands and agrees not to engage in any hedging transactions involving the Shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the Securities Act; and

e.
Assignor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including: (a) any applicable legal requirements incumbent upon Assignor within its jurisdiction for the purchase of the Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that Assignor may need to obtain; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Assignor’s subscription and payment for, and its continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of Assignor’s jurisdiction.

5.
The Assignor represents that neither it nor, to its knowledge, any Person or entity controlling, controlled by or under common control with it, nor any Person having a beneficial interest in it, nor any Person on whose behalf Assignor is acting: (i) is a Person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in Assignee pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Assignor”). The Assignor agrees to provide Assignee, promptly upon request, all information that is reasonably necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Assignor consents to the disclosure to U.S. regulators and law enforcement authorities by Assignee and its affiliates and agents of such information about Assignor as is reasonably necessary or appropriate to comply with applicable U.S. anti-money-laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Assignor acknowledges that if, following its investment in Assignee, Assignee reasonably believes that Assignor is a Prohibited Assignor or is otherwise engaged in suspicious activity or refuses to promptly provide information that Assignee requests, Assignee has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require Assignor to transfer the shares of Common Stock.  The Assignor further acknowledges that Assignor will have no claim against Assignee or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

6.
The Assignor realizes that because of the inherently speculative nature of business activities and investments of the kind contemplated by Assignee, Assignee’s financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the Shares.

7.
The Assignor acknowledges and agrees that Assignee is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Pursuant to Rule 144(i) under the Securities Act, securities issued by a current or former shell company (such as the Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which Assignee files current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports.  As a result, the restrictive legends on certificates for the Shares set forth below cannot be removed except in connection with an actual sale meeting the foregoing requirements.

4.2
Representations and Warranties are of the Essence. Assignor understands that Assignee is relying upon the representations and warranties set forth in this Assignment Agreement as an inducement for entering into the Transaction Documents; and that Assignee would not have entered into the Transaction Documents if the following representations and warranties were not true and correct in all respects.

4.3	Representations and Warranties to survive. The representations and warranties of the Assignor shall survive the completion of the assignment of the LOIs.

5.	ASSIGNEE’S REPRESENTATIONS AND WARRANTIES

The Assignee represents and warrants to and covenants with the Assignor that:

(a)	the Assignee has full corporate power and capacity to enter into this Assignment Agreement and this Assignment Agreement has been validly authorized, executed and delivered by the Assignee;

(b)
the entering into and the performance of this Assignment Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the documents giving cause to the assignment by of the Assignee, any shareholders’ or directors’ resolutions, or of any indenture, other agreement, written or oral, to which the Assignee may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Assignee is bound, or any statute or regulation applicable to the Assignee;

(c)
there is no litigation, proceeding or investigation pending or threatened against the Assignee nor does the Assignee know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect the value of the Shares;

(d)
upon their issuance, the Shares will be validly issued to the Assignor as fully paid and non-assessable shares in the capital of the Assignee, free and clear of all liens, charges, adverse interests or restrictions on resale other than pursuant to Section 3 herein and applicable U.S. securities laws; and

(e)	the common shares of the Assignee are quoted on the OTC Bulletin Board under the symbol LIEG.OB, and are not listed or quoted on any other stock exchange;

6.	NOTICE AND CONSENT

The Parties agree to notify Lacus and Noto Shareholders the execution of this Assignment Agreement and request Lacus and Noto Shareholders consent to the assignment documented hereby, in terms substantially similar to those stated in Annex “D” hereto.

7.	CONDITIONS FOR PAYMENT

Payment set forth in Section 3.1 above will be subject to the following conditions

(a)	Execution, on the date hereof, of the notice referred to in Section 6 hereof.

(b)	Obtaining by Assignee, on the date hereof, of a document executed by Lacus and Noto Shareholders acknowledging and consenting to the assignment herein, pursuant to Section 6 hereof.

(c)	Closing under the Master Option Agreement.

In the event that any of the conditions set forth in Section 12 of the Master Option Agreement is not fulfilled and/or performed at or before the Closing Date and Assignee terminates the Master Option Agreement, Assignee shall thereupon be released from all obligations under this Assignment Agreement, including but not limited to payment of the price set forth in Section 3.1.

(d)	The representations set forth in Section 4 continuing to be true on Closing Date.

After fulfillment of all requirements set forth in this Section 7, Assignee will issue the Shares as stated in Section 3.1 and 3.2 herein, and concurrently the Parties will enter into an escrow agreement in substantially the form attached as Annex "E" to this Assignment Agreement, for purposes of holding the Shares in the terms and conditions specified in Section 3.3 hereof, where all costs and expenditures for entering into such escrow agreement (including but not limited to escrow agent fees) will be borne by Assignee.

8.	INDEMNIFICATION

The Assignor agree to indemnify and hold the Assignee and its directors, officers, employees, affiliates, stockholders, agents, attorneys, representatives, successors and assigns harmless from and against any and all damages and losses (i) based upon, attributable to or resulting from the failure of any of the representations and warranties made by the Assignor hereunder to be true and correct in all respects at and as of the date hereof, or (ii) based upon, attributable to or resulting from the breach of any covenant or obligation of the Assignor hereunder.

9.	CONFIDENTIALITY

Unless otherwise required by applicable laws, the provisions of this Assignment Agreement shall be confidential, and shall not be disclosed or otherwise released to any other person without the prior written approval of the other Party hereto; provided, however, that the Parties may each disclose such information to their respective directors, officers, partners, employees, counsel, auditors, consultants, lenders, insurance providers, brokers and affiliates.

10.	FURTHER ACTS

The Parties shall do such further and other acts and execute such further and other documents as may be necessary to carry out the true intent and purposes of this Assignment Agreement fully and effectively.

11.	NOTICE

All notices under this Assignment Agreement shall be in the English language and shall be in writing and personally delivered during the usual working hours or given by registered airmail, facsimile, cable or telex -acknowledged by answer back- addressed to the Parties at the addresses set forth hereinbelow, or to such other address of which any Party may advise the others in writing. Notices will be deemed given when received. If notice is sent by facsimile, cable or telex, a confirming copy of the same shall be sent promptly by airmail to the same address:

PUNA LITHIUM CORPORATION
131 Bloor Street West, Upper Penthouse West
Toronto, Ontario, Canada
M5S 1S3
Attention:  David DesLauriers, President

Telephone:	(416) 897-4998
Facsimile:	(416) 924-0000
E-mail:	david.deslauriers@sympatico.ca

with a copy to:

WEIRFOULDS LLP
Suite 1600, The Exchange Tower
130 King Street West
Toronto, Ontario
M5X 1J5
Attention:  Sanjay Joshi

Telephone:	(416) 947-5013
Facsimile:	(416) 365-1876
E-mail:	sjoshi@weirfoulds.com

LI3 ENERGY, INC.
Av. Pardo y Aliaga 699 Of. 802
San Isidro, Lima
Perú
Attn:  Luis Saenz, Chief Executive Officer
Facsimile: 51-1 421-1649

with a copy to:

GOTTBETTER & PARTNERS, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn:  Adam S. Gottbetter, Esq.
Facsimile:  (212) 400-6901

and

HOLT ABOGADOS
Santa Fe 1592, 4th Floor
(C1060 ABO) Buenos Aires, Argentina
Attn: Florencia Heredia
Facsimile: 54 11 5235 0235

12.	GOVERNING LAW

This Letter will be governed by and interpreted in accordance with the laws of New York, United States of America

13.	JURISDICTION AND DISPUTE RESOLUTION

The federal and state courts sitting in the Borough of Manhattan in the City of New York

14.	MISCELLANEOUS

14.1.
Expenses. Except as otherwise expressly provided for in this Assignment Agreement, each of the Parties shall bear their respective expenses incurred in connection with the execution and delivery of this Assignment Agreement.

14.2.
Entire Agreement. The Assignment Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior communications and negotiations between the Parties.

14.3.	Severability. If any provision of the Assignment Agreement is declared invalid by any tribunal, the remaining provisions shall not be affected thereby.

14.4.
Waiver. Either Party’s waiver of any breach, or failure to enforce any of the terms and conditions of the Assignment Agreement, at any time, shall not in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition hereof.

14.5.	Amendment to be in Writing. No amendment, variation or modification of the Assignment Agreement is valid unless made in writing and signed by both Parties.

14.6.
Counterparts.  This Assignment Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Assignment Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Assignment Agreement as of the day and year first above written.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNED, SEALED AND DELIVERED	)	PUNA LITHIUM CORPORATION
in the presence of	)
)
	)	Per:	/s/ David J. DesLauriers
	)		Name: David J. DesLauriers
	)		Title: President
	)		I have the authority to bind the Corporation
)
	)	LI3 ENERGY, INC.
)
)
	)	Per:	/s/ Luis Saenz
	)		Name: Luis Saenz
	)		Title: Chief Executive Officer
	)		I have the authority to bind the Corporation
)